Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC., NOW UPBOUND GROUP, INC., REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Total Revenue of $990 Million for Fourth Quarter and $4.2 Billion for Full Year
GAAP Diluted EPS $0.05 for Fourth Quarter and $0.21 for Full Year
Non-GAAP Diluted EPS $0.86 for Fourth Quarter and $3.70 for Full Year
Full Year Cash From Operations $468 Million and Free Cash Flow $407 Million
Announces Corporate Name Change to Upbound Group, Inc. (UPBD)
__________________________________________________________

Plano, Texas, February 23, 2023 - Rent-A-Center, Inc. (the "Company" or "Rent-A-Center") (NASDAQ:RCII), now known as Upbound Group, Inc. (the "Company" or "Upbound") (NASDAQ:UPBD, effective February 27, 2023) today announced results for the quarter and year ended December 31, 2022.

“We are encouraged by the Company’s fourth quarter performance as we executed well on our top line, risk management, and efficiency initiatives to mitigate the effects of macro-economic headwinds, and delivered financial results that exceeded our revised outlook,” said Mitch Fadel, Chief Executive Officer.

“Reflecting on full-year results, 2022 was a challenging operating environment with many households adjusting their financial priorities following the unsustainable levels of stimulus-driven income and consumption that occurred in 2020 and 2021, while experiencing the highest inflation in decades. This drove significant headwinds in our business throughout the year, to which we responded with several initiatives that we believe position the Company well going forward. Examples of recent initiatives include improved automation, new investments to better utilize data analytics in our underwriting processes, and several new executive hires,” continued Mr. Fadel.

“While the external environment remains challenging and uncertain, we believe the Company is in better standing today to address the growing demand for flexible consumer financial solutions. To effectively align our vision, values, and strategies, the Company is organizing itself under a new enterprise brand and changing its corporate name to Upbound Group, Inc., which will trade under the ticker UPBD starting on February 27th. As we start this next stage of the Company’s evolution, I am very optimistic about our ability to deliver significant value for our customers, merchant partners, employees and shareholders”, concluded Mr. Fadel.
Corporate Name Change
•Effective February 22, 2023, Rent-A-Center, Inc. changed its parent company name to Upbound Group, Inc. Upbound™ will function as an enterprise brand, unifying the Company’s resources and capabilities. The holding company will define the vision, values, and strategies for how the operating businesses will offer innovative and technology-driven financial solutions to address the evolving needs and aspirations of consumers.
Key Management Changes
•Fahmi Karam joined as Chief Financial Officer, effective October 31, 2022. Mr. Karam has over 20 years of experience in finance and accounting, most recently as the Chief Financial Officer of Santander Consumer USA since September 2019. Mr. Karam previously served as Santander's Head of Pricing and Analytics, and EVP, Strategy and Corporate Development. Prior to his roles at Santander, Mr. Karam spent 12 years at JP Morgan Investment Bank, and he began his career at Deloitte.

•Tyler Montrone has been appointed Executive Vice President of Acima, effective February 20, 2023, and will lead the Acima business segment, reporting to CEO, Mitch Fadel. Mr. Montrone is a long-time Acima executive who most recently served as Acima's Chief Development Officer where he was responsible for Acima's product, engineering and underwriting functions. Aaron Allred, founder and former Executive Vice President of Acima, will continue to work for the Company in an advisory role.
•Sudeep Gautam joined the Company as Chief Technology and Digital Officer, effective January 16, 2023. Mr. Gautam has over 20 years of experience in large-scale digital transformations, including the position of Chief Digital Officer at Pratt & Whitney and several senior executive positions at Hewlett-Packard.
•Mike Bagull joined the Company as Senior Vice President, Business Development and Partnerships, in August 2022. Mr. Bagull has over 20 years of experience in business development and sales management roles, including over 8 years at Synchrony, most recently as Senior Vice President, Business Development and Partnerships.
Fourth Quarter Consolidated Results
•Fourth quarter 2022 consolidated revenues decreased 15.4% year-over-year to $990 million, primarily due to lower rental revenues in both the Acima and Rent-A-Center Business segments from lower lease portfolio values compared to the prior year period.
•GAAP operating profit for the fourth quarter of 2022 was $42.3 million and included $49.8 million of pre-tax costs relating to special items described below, compared to $36.8 million of GAAP operating profit and $73.5 million of pre-tax costs relating to special items in the prior year period. The year-over-year decrease in GAAP operating profit, excluding special items, for the fourth quarter of 2022 was primarily due to lower consolidated revenues and higher loss rates. GAAP operating profit margin for the fourth quarter of 2022 was 4.3%, compared to 3.1% in the prior year period.
•Adjusted EBITDA in the fourth quarter of 2022 decreased 15.2% year-over-year to $110.1 million, primarily due to lower revenues and higher loss rates for the Rent-A-Center Business segment. Adjusted EBITDA margin of 11.1% in the fourth quarter of 2022, was unchanged compared to the prior year period.
•GAAP diluted earnings per share for the fourth quarter of 2022 was $0.05 compared to $0.15 in the prior year period. Non-GAAP diluted earnings per share, which excludes the impact of special items described below, for the fourth quarter of 2022 was $0.86 compared to $1.08 in the prior year period.
Fourth Quarter Segment Highlights
Rent-A-Center Business Segment: As of December 31, 2022, the segment lease portfolio value was 4.7% lower than the prior year period. Fourth quarter 2022 revenues decreased 7.7% year-over-year to $467.4 million, primarily due to the lower lease portfolio value yielding less rental and fee revenues. E-commerce accounted for approximately 25% of revenue in our lease-to-own stores in the fourth quarter, compared to approximately 24% in the prior year period. Same-store sales decreased 8.1% year-over-year in the fourth quarter, but were up 2.3% on a two-year stacked basis.
Skip/stolen losses were 5.8% of revenue in the fourth quarter of 2022 compared to 4.0% in the prior year period and 5.8% in the third quarter of 2022. On a GAAP basis, segment operating profit margin was 13.5%, compared to 18.2% in the fourth quarter of 2021. Adjusted EBITDA margin was 14.6%, compared to 19.3% in the fourth quarter of 2021. The year-over-year decrease in operating profit margin and Adjusted EBITDA margin was primarily attributable to lower revenues, and higher loss rates, partially offset by the Company's efficiency initiatives. On December 31, 2022, the Rent-A-Center Business segment had 1,851 company-operated locations.
Acima Segment: Fourth quarter 2022 Gross Merchandise Volume (GMV) decreased 23.4% year-over-year, primarily due to lower customer traffic at merchant partners generating fewer lease applications per store. Fourth quarter revenues decreased 22.2% year-over-year to $476.3 million, primarily due to a lower portfolio value yielding less rental and fees revenues.

Skip/stolen losses were 8.9% of revenue in the fourth quarter of 2022 compared to 11.8% in the prior year period and 9.0% in the third quarter of 2022. On a GAAP basis, segment operating profit margin was 12.0% in the fourth quarter of 2022, compared to 5.2% in the fourth quarter of 2021. Adjusted EBITDA margin was 15.0% in the fourth quarter of 2022, compared to 9.6% in the fourth quarter of 2021. The increase in operating profit margin and Adjusted EBITDA Margin from the prior year period and third quarter of 2022 was primarily attributable to lower loss rates, driven by improvements in underwriting.
Franchising Segment: Fourth quarter 2022 revenues decreased 19.5% year-over-year to $30.3 million, primarily due to lower inventory purchases per store. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $4.0 million in the fourth quarter and decreased $0.9 million year-over-year. On December 31, 2022, there were 447 franchise-operated locations.
Mexico Segment: Fourth quarter 2022 revenues of $16.4 million increased 0.2% year-over-year on a constant currency basis. Segment operating profit, on a GAAP basis, and Adjusted EBITDA were $1.3 million and $1.5 million, respectively. On December 31, 2022, the Mexico business had 126 company-operated locations.
Corporate Segment: Fourth quarter 2022 GAAP expenses of $83.1 million included $35.3 million of pre-tax costs relating to special items described below, decreased 10% year-over-year, compared to the prior year period that included $46.1 million of pre-tax costs relating to special items.
Full Year Consolidated Results
•Full year 2022 consolidated revenues decreased 7.4% year-over-year on a reported basis and 11.2% on a pro-forma(1) basis to $4.2 billion, primarily due to lower lease portfolio values for the Acima and Rent-A-Center Businesses compared to 2021.
•GAAP operating profit for the full year 2022 was $148.5 million and included $232.4 million of pre-tax costs relating to special items described below, compared to GAAP operating profit of $280.5 million that included $275.6 million of pre-tax costs relating to special items in the prior year period. GAAP operating profit margin for the full year 2022 was 3.5%, compared to 6.1% in 2021.
•Adjusted EBITDA for the full year 2022 decreased 28.2% year-over-year on a reported basis and 32.0% on a pro-forma(1) basis to $453.5 million, primarily due to lower revenues and higher loss rates in the Rent-A-Center Business and Acima segments, compared to 2021. Adjusted EBITDA margin for the full year 2022 was 10.7%, compared to 13.8% in 2021.
•GAAP diluted earnings per share for the full year 2022 was $0.21 compared to $2.02 in 2021. Non-GAAP diluted earnings per share, which excludes the impact of special items described below, for the full year 2022 was $3.70 compared to $5.57 in 2021.
•For the year ended December 31, 2022, the Company returned $154.2 million of cash to shareholders through a $1.36 annualized dividend and share repurchases.
•For the year ended December 31, 2022, cash from operations was $468.5 million, the value of cash and cash equivalents was $144.1 million, debt outstanding was $1.4 billion, liquidity was $540 million, including $396 million of revolving credit availability, and the net debt to Adjusted EBITDA ratio was 2.8.

Key Metrics

Table 1	Q4 2022	Q4 2021	FY 2022	FY 2021
Metrics ($'s Millions - except per share & store count data)
Consolidated
Revenue	990.5	1,171.4	4,245.4	4,583.5
GAAP Operating Profit	42.3	36.8	148.5	280.5
Adj. EBITDA (2)	110.1	129.9	453.5	631.5
Adj. EBITDA Margin (2)	11.1%	11.1%	10.7%	13.8%
GAAP Operating Expenses as % of Total Revenue	45.7%	45.4%	45.5%	42.6%
GAAP Diluted EPS	0.05	0.15	0.21	2.02
Non-GAAP Diluted EPS (2)	0.86	1.08	3.70	5.57
Operating Cash Flow	56.4	66.1	468.5	392.3
Free Cash Flow (2)	44.4	49.5	407.1	329.8

Rent-A-Center Business Segment
Lease Portfolio - Monthly Value (as of 12/31) (3)	142.8	150.0	142.8	150.0
Lease Portfolio Value (Y/Y % Change - as of 12/31) (3)	(4.7)%	10.2%	(4.7)%	10.2%
Same Store Sales (Y/Y % Change) (4)	(8.1)%	10.4%	(4.5)%	15.3%
Revenue	467.4	506.2	1,949.9	2,037.9
GAAP Operating Profit	63.2	91.9	334.5	448.9
Adj. EBITDA (2)	68.3	97.8	356.8	469.6
Adj. EBITDA Margin (2)	14.6%	19.3%	18.3%	23.0%
Skip / Stolen Loss Rate (5)	5.8%	4.0%	4.9%	3.1%
30+ Day Past Due Rate (6)	3.5%	2.4%	3.0%	2.2%
Corporate Owned Store Count (U.S. & PR - as of 12/31)	1,851	1,846	1,851	1,846

Acima Business Segment
GMV (7)	399.5	521.3	1,584.4	2,056.5(1)
GMV (Y/Y % Change) (7)	(23.4)%	5.1%	(23.0)%	23.1%(1)
Revenue	476.3	611.9	2,110.3	2,328.1
GAAP Operating Profit	57.0	31.7	151.3	176.5
Adj. EBITDA (2)	71.7	58.6	217.3	273.1
Adj. EBITDA Margin (2)	15.0%	9.6%	10.3%	11.7%
Skip / Stolen Loss Rate (5)	8.9%	11.8%	10.6%	9.6%
60+ Day Past Due Rate (8)	13.9%	13.2%	14.1%	10.8%
(1) For full-year 2021 results, the disclosed pro forma results and metrics in this release and the Company's related earnings conference call represent estimated financial results and metrics as if the acquisition of Acima had been completed on January 1, 2021. The pro forma results and metrics may not necessarily reflect the actual results of operations or metrics that would have been achieved had the acquisition been completed on January 1, 2021, nor are they necessarily indicative of future results of operations or metrics. Our acquisition of Acima was completed on February 17, 2021.
(2)Non-GAAP financial measure. Refer to the explanations and reconciliations elsewhere in this release.
(3)Lease Portfolio Value: Represents the aggregate dollar value of the expected monthly rental income associated with current active lease agreements from our Rent-A-Center Business stores and ecommerce platform at the end of any given period.
(4)Same Store Sales (SSS): Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis as a percentage of total revenue earned in stores of the segment during the indicated period. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 30th full month following account transfer.
(5)Skip / Stolen Loss Rate: Represents charge-offs of the depreciated value of unrecoverable on-rent merchandise with lease-to-own customers who are past due as a percentage of revenues

(6)30+ Days Past Due Rate: Defined as the average number of accounts 30+ days past due as a % of total open leases.
(7)Gross Merchandise Volume (GMV): The Company defines Gross Merchandise Volume as the retail value in U.S. dollars of merchandise acquired by the Company that is leased to customers through a transaction that occurs within a defined period, net of cancellations.
(8)60+ Days Past Due Rate: Defined as the average number of accounts 60+ days past due as a % of total open leases.
Full Year 2023 Guidance
The Company is providing the following guidance for its 2023 fiscal year. Because of the inherent uncertainty related to the special items identified in the tables below, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort. The actual amount of these items during 2023 may have a significant impact on our future GAAP results.

Table 2
Guidance	Full Year 2023
Consolidated (1)
Revenues ($'s billion)	$3.8 - $4.0
Adjusted EBITDA Excluding Stock Based Compensation (2) ($'s million)	$380 - $415
Non-GAAP Diluted Earnings Per Share (2)(3)	$2.50 - $3.00
Free Cash Flow (2) ($'s million)	$180 - $215
(1)Consolidated includes Acima, Rent-A-Center Business, Franchising, Mexico and Corporate Segments.
(2)Non-GAAP financial measure. See descriptions below in this release. Adjusted EBITDA figures exclude stock based compensation beginning with the first quarter of 2022. Full year 2023 guidance excludes stock-based compensation of approximately $24M.
(3)Non-GAAP diluted earnings per share excludes the impact of incremental depreciation and amortization related to the estimated fair value of acquired Acima assets, stock compensation expense associated with the Acima acquisition equity consideration subject to vesting conditions, and one-time transaction and integration costs related to the Acima acquisition. Guidance excludes the impact of any future share repurchases.
Webcast Information
Rent-A-Center, Inc., now Upbound Group, Inc., will host a conference call to discuss the fourth quarter and full year results, guidance and other operational matters on the morning of Thursday, February 23, 2023, at 9:00 a.m. ET. For a live webcast of the call, visit https://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Participants can access the call by phone via this link (registration link), where the dial-in details will be provided.
About Rent-A-Center, Inc.
Rent-A-Center, Inc. (NASDAQ: RCII) now known as Upbound Group, Inc. (NASDAQ:UPBD, effective February 27, 2023), is an omni-channel platform company committed to elevating financial opportunity for all through innovative, inclusive, and technology-driven financial solutions that address the evolving needs and aspirations of consumers. The Company's customer-facing operating units include industry-leading brands such as Rent-A-Center® and Acima® that facilitate consumer transactions across a wide range of store-based and digital retail channels, including over 2,400 company branded retail units across the United States, Mexico and Puerto Rico. Upbound Group, Inc. is headquartered in Plano, Texas.

Forward-Looking Statements
This press release and the guidance above and the Company's related conference call contain forward-looking statements that involve risks and uncertainties. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "predict," "continue," "maintain," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology and including, among others, statements concerning (i) the Company's guidance for 2023 and future outlook, (ii) the potential effects of ongoing challenging macro-economic conditions on the Company's business operations, financial performance, and prospects, (iii) the future business prospects and financial performance of the Company following the acquisition of Acima Holdings, LLC ("Acima Holdings"), (iv) cost and revenue synergies and other benefits expected to result from the Acima Holdings acquisition, (v) the Company's expectations, plans and strategy relating to its capital structure and capital allocation, including any share repurchases under the Company's share repurchase program, (vi) opportunities relating to the Company's parent entity name change and related initiatives, and (vii) other statements that are not historical facts. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially and adversely from such statements. Factors that could cause or contribute to these differences include, but are not limited to: (1) risks relating to the Acima Holdings acquisition, (2) the impact of the COVID-19 pandemic and related government and regulatory restrictions issued to combat the pandemic, including adverse changes in such restrictions, the expiration of governmental stimulus programs, and impacts on (i) demand for the Company's lease-to-own products offered in the Company's operating segments, (ii) the Company's Acima retail partners, (iii) the Company's customers and their willingness and ability to satisfy their lease obligations, (iv) the Company's suppliers' ability to satisfy its merchandise needs and related supply chain disruptions, (v) the Company's employees, including the ability to adequately staff its operating locations, (vi) the Company's financial and operational performance, and (vii) the Company's liquidity; (3) the general strength of the economy and other economic conditions affecting consumer preferences and spending, including the availability of credit to the Company's target consumers and to other consumers, impacts from the high level of inflation, central bank monetary policy initiatives to address inflation concerns and possible recession; (4) factors affecting the disposable income available to the Company's current and potential customers; (5) changes in the unemployment rate; (6) capital market conditions, including availability of funding sources for the Company; (7) changes in the Company's credit ratings; (8) difficulties encountered in improving the financial and operational performance of the Company's business segments; (9) risks associated with pricing changes and strategies being deployed in the Company's businesses; (10) the Company's ability to continue to realize benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; (11) the Company's ability to continue to effectively execute its strategic initiatives, including mitigating risks associated with any potential mergers and acquisitions, or refranchising opportunities; (12) the Company's ability to identify potential acquisition candidates, complete acquisitions and successfully integrate acquired companies; (13) failure to manage the Company's store labor and other store expenses, including merchandise losses; (14) disruptions caused by the operation of the Company's store information management systems or disruptions in the systems of the Company's host retailers; (15) risks related to the Company's virtual lease-to-own business, including the Company's ability to continue to develop and successfully implement the necessary technologies; (16) the Company's ability to achieve the benefits expected from its integrated virtual and staffed retail partner offering and to successfully grow this business segment; (17) exposure to potential operating margin degradation due to the higher cost of merchandise in the Company's Acima offering and higher merchandise losses than compared to our Rent-A-Center Business segment; (18) the Company's transition to more-readily scalable, “cloud-based” solutions; (19) the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; (20) the Company's ability to protect its proprietary intellectual property; (21) the Company's ability or that of the Company's host retailers to protect the integrity and security of customer, employee and host retailer information, which may be adversely affected by hacking, computer viruses, or similar disruptions; (22) impairment of our goodwill or other intangible assets; (23) disruptions in the Company's supply chain; (24) limitations of, or disruptions in, the Company's distribution network; (25) rapid inflation or deflation in the prices of the Company's products and other related costs; (26) allegations of product safety and quality control issues, including recalls; (27) the Company's ability to execute and the effectiveness of store consolidations, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; (28) the Company's available cash flow and its ability to generate sufficient cash flow to continue paying dividends; (29) increased competition from traditional competitors, virtual lease-to-own competitors, online retailers, Buy-Now-Pay-Later and other Fintech companies and other competitors, including subprime lenders; (30) the Company's ability to identify and successfully market products and services that appeal to its current and future targeted customer segments and to accurately estimate the size of the total addressable market; (31) consumer preferences and perceptions of the Company's brands; (32) the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; (33) the Company's ability to enter into new, and collect on, its rental or lease purchase agreements; (34) changes in the enforcement of existing laws and regulations and the enactment of new laws and regulations adversely affecting the Company's business, including any legislative or regulatory enforcement efforts that seek to re-characterize store-based or virtual lease-to-own transactions as credit sales and to apply consumer credit laws and regulations to the Company's business; (35) the Company's compliance with applicable statutes or regulations governing its businesses; (36) changes in interest rates; (37) changes in tariff policies; (38) adverse changes in the economic conditions of the industries, countries or markets that the Company serves; (39) information technology and data security costs; (40) the impact of any breaches in data security or other disturbances to the Company's information technology and other networks (41) changes in estimates relating to self-insurance liabilities, and income tax and litigation reserves; (42) changes in the Company's effective tax rate; (43) fluctuations in foreign currency exchange rates; (44) the Company's ability to maintain an effective system of internal controls; (45) litigation or administrative proceedings to which the Company is or may be a party to from time to time; and (46) the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2021 and upcoming Annual Report on Form 10-K for the year ended December 31, 2022, and in its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Investors:
Rent-A-Center, Inc.
Brendan Metrano
VP, Investor Relations
972-801-1280
brendan.metrano@rentacenter.com

Upbound Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED

Table 3	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2022	2021	2022	2021
Revenues
Store
Rentals and fees	$805,649	$929,665	$3,375,453	$3,522,453
Merchandise sales	134,023	183,184	675,288	829,222
Installment sales	19,973	20,593	72,328	73,585
Other	1,277	1,113	4,975	4,148
Total store revenues	960,922	1,134,555	4,128,044	4,429,408
Franchise
Merchandise sales	23,501	30,514	91,350	126,856
Royalty income and fees	6,036	6,357	25,998	27,187
Total revenues	990,459	1,171,426	4,245,392	4,583,451
Cost of revenues
Store
Cost of rentals and fees	300,154	347,902	1,268,809	1,260,434
Cost of merchandise sold	164,246	217,783	779,789	935,765
Cost of installment sales	7,168	7,071	25,547	25,637
Total cost of store revenues	471,568	572,756	2,074,145	2,221,836
Franchise cost of merchandise sold	23,532	30,412	91,715	126,603
Total cost of revenues	495,100	603,168	2,165,860	2,348,439
Gross profit	495,359	568,258	2,079,532	2,235,012
Operating expenses
Store expenses
Labor	147,590	164,774	634,341	644,763
Other store expenses	197,515	229,374	821,821	770,073
General and administrative expenses	45,197	45,426	186,470	194,894
Depreciation and amortization	12,871	14,037	53,079	54,830
Other charges	49,848	77,818	235,283	289,913
Total operating expenses	453,021	531,429	1,930,994	1,954,473
Operating profit	42,338	36,829	148,538	280,539
Debt refinancing charges	—	—	—	15,582
Interest expense	26,690	18,708	87,708	70,874
Interest income	(288)	(73)	(641)	(221)
Earnings before income taxes	15,936	18,194	61,471	194,304
Income tax expense	13,289	8,382	49,114	59,364
Net earnings	$2,647	$9,812	$12,357	$134,940
Basic weighted average shares	52,271	55,401	53,850	57,053
Basic earnings per common share	$0.05	$0.18	$0.23	$2.37
Diluted weighted average shares	56,468	64,989	58,966	66,839
Diluted earnings per common share	$0.05	$0.15	$0.21	$2.02

Upbound Group, Inc. and Subsidiaries

SELECTED BALANCE SHEETS HIGHLIGHTS - UNAUDITED

Table 4	December 31,
(In thousands)	2022	2021
Cash and cash equivalents	$144,141	$108,333
Receivables, net	111,865	126,378
Prepaid expenses and other assets	46,070	63,468
Rental merchandise, net
On rent	989,869	1,173,024
Held for rent	134,959	132,984
Operating lease right-of-use assets	302,311	291,338
Goodwill	289,750	289,750
Total assets	2,763,619	2,993,327

Operating lease liabilities	$305,556	$296,535
Senior debt, net	930,902	1,135,207
Senior notes, net	437,956	435,992
Total liabilities	2,238,473	2,480,051
Stockholders' equity	525,146	513,276

Upbound Group, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 5	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2022	2021	2022	2021
Revenues
Rent-A-Center Business	$467,419	$506,163	$1,949,864	$2,037,849
Acima	476,326	611,915	2,110,320	2,328,089
Mexico	16,426	15,733	64,880	61,403
Franchising	30,288	37,615	120,328	156,110
Total revenues	$990,459	$1,171,426	$4,245,392	$4,583,451

Table 6	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2022	2021	2022	2021
Gross profit
Rent-A-Center Business	$326,531	$360,590	$1,372,863	$1,433,536
Acima	150,502	189,671	632,244	728,852
Mexico	11,570	10,794	45,812	43,117
Franchising	6,756	7,203	28,613	29,507
Total gross profit	$495,359	$568,258	$2,079,532	$2,235,012

Table 7	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2022	2021	2022	2021
Operating profit
Rent-A-Center Business	$63,242	$91,869	$334,525	$448,905
Acima	56,983	31,699	151,301	176,496
Mexico	1,256	1,199	6,267	7,858
Franchising	3,954	4,826	19,124	20,321
Total segments	125,435	129,593	511,217	653,580
Corporate	(83,097)	(92,764)	(362,679)	(373,041)
Total operating profit	$42,338	$36,829	$148,538	$280,539

Table 8	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2022	2021	2022	2021
Depreciation and amortization
Rent-A-Center Business	$4,861	$4,767	$20,526	$18,588
Acima	432	554	1,928	2,122
Mexico	217	142	711	511
Franchising	36	35	146	93
Total segments	5,546	5,498	23,311	21,314
Corporate	7,325	8,539	29,768	33,516
Total depreciation and amortization	$12,871	$14,037	$53,079	$54,830

Table 9	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2022	2021	2022	2021
Capital expenditures
Rent-A-Center Business	$5,765	$1,937	$36,682	$23,139
Acima	39	100	244	1,045
Mexico	371	288	1,590	1,032
Franchising	54	—	332	—
Total segments	6,229	2,325	38,848	25,216
Corporate	5,722	14,249	22,539	37,234
Total capital expenditures	$11,951	$16,574	$61,387	$62,450

Table 10	On lease at December 31,		Held for lease at December 31,
(In thousands)	2022	2021	2022	2021
Lease merchandise, net
Rent-A-Center Business	$465,095	$477,901	$124,117	$123,111
Acima	503,795	676,279	373	626
Mexico	20,979	18,844	10,469	9,247
Total lease merchandise, net	$989,869	$1,173,024	$134,959	$132,984

Table 11	December 31,
(In thousands)	2022	2021
Assets
Rent-A-Center Business	$1,067,875	$1,026,886
Acima	1,198,879	1,476,752
Mexico	51,225	41,669
Franchising	18,194	15,412
Total segments	2,336,173	2,560,719
Corporate	427,446	432,608
Total assets	$2,763,619	$2,993,327

Non-GAAP Financial Measures
This release and the Company's related conference call contain certain financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (GAAP), including (1) Non-GAAP diluted earnings per share (net earnings or loss, as adjusted for special items (as defined below), net of taxes, divided by the number of shares of our common stock on a fully diluted basis), (2) Adjusted EBITDA (net earnings before interest, taxes, stock-based compensation, depreciation and amortization, as adjusted for special items) on a consolidated and segment basis, (3) Free Cash Flow (net cash provided by operating activities less capital expenditures), (4) Adjusted EBITDA margin on a consolidated and segment basis and (5) net debt to Adjusted EBITDA ratio. “Special items” refers to certain gains and charges we view as extraordinary, unusual or non-recurring in nature or which we believe do not reflect our core business activities. For the periods presented herein, these special items are described in the quantitative reconciliation tables included below in this release. Because of the inherent uncertainty related to the special items, management does not believe it is able to provide a meaningful forecast of the comparable GAAP measures or reconciliation to any forecasted GAAP measure without unreasonable effort.
These non-GAAP measures are additional tools intended to assist our management in comparing our performance on a more consistent basis for purposes of business decision-making by removing the impact of certain items management believes do not directly reflect our core operations. These measures are intended to assist management in evaluating operating performance and liquidity, comparing performance and liquidity across periods, planning and forecasting future business operations, helping determine levels of operating and capital investments and identifying and assessing additional trends potentially impacting our Company that may not be shown solely by comparisons of GAAP measures. Consolidated Adjusted EBITDA is also used as part of our incentive compensation program for our executive officers and others.
We believe these non-GAAP financial measures also provide supplemental information that is useful to investors, analysts and other external users of our consolidated financial statements in understanding our financial results and evaluating our performance and liquidity from period to period. However, non-GAAP financial measures have inherent limitations and are not substitutes for or superior to, and they should be read together with, our consolidated financial statements prepared in accordance with GAAP. Further, because non-GAAP financial measures are not standardized, it may not be possible to compare such measures to the non-GAAP financial measures presented by other companies, even if they have the same or similar names.

Reconciliation of net earnings to net earnings excluding special items and non-GAAP diluted earnings per share:

Table 12	Three Months Ended December 31, 2022
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Tax	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	495,359	$42,338	$15,936	$13,289	$2,647	$0.05
Plus: Special Items
Acima equity consideration vesting	—	31,721	31,721	1,395	30,326	0.54
Acima acquired assets depreciation and amortization (1)	—	18,234	18,234	803	17,431	0.31
Legal settlement	—	(298)	(298)	(13)	(285)	(0.01)
Cost savings initiatives	—	(178)	(178)	(8)	(170)	—
Legal settlement reserves	—	150	150	7	143	—
Store closure costs	—	111	111	5	106	—
Hurricane charges	—	108	108	5	103	—
Discrete income tax items	—	—	—	1,463	(1,463)	(0.03)
Non-GAAP Adjusted Results	$495,359	$92,186	$65,784	$16,946	$48,838	$0.86
(1)Includes amortization of approximately $14.3 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Table 13	Three Months Ended December 31, 2021
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Tax	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$568,258	$36,829	$18,194	$8,382	$9,812	$0.15
Plus: Special Items
Acima equity consideration vesting	—	33,940	33,940	—	33,940	0.52
Acima acquired assets depreciation and amortization (1)	(4,280)	28,955	28,955	5,200	23,755	0.37
Legal settlement reserves	—	6,750	6,750	1,212	5,538	0.09
Acima integration costs	—	2,415	2,415	434	1,981	0.03
Hurricane charges	—	770	770	138	632	0.01
Acima transaction costs	—	344	344	62	282	—
COVID-19 testing	—	293	293	53	240	—
Store closure costs	—	71	71	12	59	—
Discrete income tax items	—	—	—	5,989	(5,989)	(0.09)
Non-GAAP Adjusted Results	$563,978	$110,367	$91,732	$21,482	$70,250	$1.08
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(4.3) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

Table 14	Twelve Months Ended December 31, 2022
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Tax	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$2,079,532	$148,538	$61,471	$49,114	$12,357	$0.21
Plus: Special Items
Acima equity consideration vesting	—	143,210	143,210	15,431	127,779	2.16
Acima acquired assets depreciation and amortization (1)	(2,853)	77,939	77,939	8,397	69,542	1.18
IT Asset disposals	—	5,808	5,808	626	5,182	0.09
Cost savings initiatives	—	1,726	1,726	186	1,540	0.03
Store closure costs	—	1,368	1,368	147	1,221	0.02
Retail partner conversion losses	—	1,169	1,169	126	1,043	0.02
State tax audit assessment reserves	—	1,165	1,165	126	1,039	0.02
Legal settlement	—	(831)	(831)	(90)	(741)	(0.01)
Legal settlement reserves	—	650	650	70	580	0.01
Hurricane impacts	—	249	249	27	222	—
Other	—	(210)	(210)	(23)	(187)	—
Acima transaction costs	—	187	187	20	167	—
Discrete income tax items	—	—	—	1,532	(1,532)	(0.03)
Non-GAAP Adjusted Results	$2,076,679	$380,968	$293,901	$75,689	$218,212	$3.70
(1)Includes amortization of approximately $64.9 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $15.9 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(2.9) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

Table 15	Twelve Months Ended December 31, 2021
(In thousands)	Gross Profit	Operating Profit	Earnings Before Income Tax	Tax Expense	Net Earnings	Diluted Earnings per Share
GAAP Results	$2,235,012	$280,539	$194,304	$59,364	$134,940	$2.02
Plus: Special Items
Acima equity consideration vesting	—	127,060	127,060	—	127,060	1.90
Acima acquired assets depreciation and amortization (1)	(14,265)	100,694	100,694	24,241	76,453	1.14
Acima transaction costs	—	17,680	17,680	4,256	13,424	0.20
Legal settlement reserves	—	17,500	17,500	4,213	13,287	0.20
Acima integration costs	—	10,305	10,305	2,481	7,824	0.12
Hurricane impacts	—	1,424	1,424	343	1,081	0.02
Store closure costs	—	531	531	128	403	0.01
COVID-19 testing	—	293	293	71	222	—
State tax audit assessment reserves	—	161	161	39	122	—
Debt refinancing charges	—	—	15,582	3,751	11,831	0.18
Discrete income tax items	—	—	—	14,316	(14,316)	(0.22)
Non-GAAP Adjusted Results	$2,220,747	$556,187	$485,534	$113,203	$372,331	$5.57
(1)Includes amortization of approximately $101.7 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $13.2 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(14.2) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

Reconciliation of operating profit to Adjusted EBITDA (consolidated and by segment):

Table 16	Three Months Ended December 31, 2022
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$63,242	$56,983	$1,256	$3,954	$(83,097)	$42,338
Plus: Amortization, Depreciation	4,861	432	217	36	7,325	12,871
Plus: Stock-based compensation	—	—	—	—	5,016	5,016
Plus: Special Items
Acima equity consideration vesting	—	—	—	—	31,721	31,721
Acima acquired assets depreciation and amortization (1)	—	14,262	—	—	3,972	18,234
Legal settlement	—	—	—	—	(298)	(298)
Cost savings initiatives	—	22	—	—	(200)	(178)
Legal settlement reserves	—	—	—	—	150	150
Store closure costs	111	—	—	—	—	111
Hurricane impacts	108	—	—	—	—	108
Adjusted EBITDA	$68,322	$71,699	$1,473	$3,990	$(35,411)	$110,073
(1)Includes amortization of approximately $14.3 million related to the total fair value of acquired intangible assets and incremental depreciation of approximately $4.0 million.

Table 17	Three Months Ended December 31, 2021
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$91,869	$31,699	$1,199	$4,826	$(92,764)	$36,829
Plus: Amortization, Depreciation	4,767	554	142	35	8,539	14,037
Plus: Stock-based compensation	—	—	—	—	5,460	5,460
Plus: Special Items
Acima equity consideration vesting	—	—	—	—	33,940	33,940
Acima acquired assets depreciation and amortization (1)		24,983	—	—	3,972	28,955
Legal settlement reserves	—	—	—	—	6,750	6,750
Acima integration costs	—	1,318	—	—	1,097	2,415
Hurricane impacts	770	—	—	—	—	770
Acima transaction costs	—	—	—	—	344	344
COVID-19 testing	293	—	—	—	—	293
Store closure costs	71	—	—	—	—	71
Adjusted EBITDA	$97,770	$58,554	$1,341	$4,861	$(32,662)	$129,864
(1)Includes amortization of approximately $29.3 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $4.0 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(4.3) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

Table 18	Twelve Months Ended December 31, 2022
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$334,525	$151,301	$6,267	$19,124	$(362,679)	$148,538
Plus: Amortization, Depreciation	20,526	1,928	711	146	29,768	53,079
Plus: Stock-based compensation	—	—	—	—	19,399	19,399
Plus: Special Items
Acima equity consideration vesting	—	—	—	—	143,210	143,210
Acima acquired assets depreciation and amortization (1)	—	62,052	—	—	15,887	77,939
IT Asset disposals	—	—	—	—	5,808	5,808
Cost savings initiatives	118	(384)	—	—	1,992	1,726
Store closure costs	1,368	—	—	—	—	1,368
Retail partner conversion losses	—	1,169	—	—	—	1,169
State tax audit assessment reserves	—	1,165	—	—	—	1,165
Legal settlement	—	—	—	—	(831)	(831)
Legal settlement reserves	—	—	—	—	650	650
Hurricane impacts	249	—	—	—	—	249
Other	—	77	—	—	(287)	(210)
Acima Transaction costs	—	—	—	—	187	187
Adjusted EBITDA	$356,786	$217,308	$6,978	$19,270	$(146,896)	$453,446
(1)Includes amortization of approximately $64.9 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $15.9 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(2.9) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

Table 19	Twelve Months Ended December 31, 2021
(In thousands)	Rent-A-Center Business	Acima	Mexico	Franchising	Corporate	Consolidated
GAAP Operating Profit (Loss)	$448,905	$176,496	$7,858	$20,321	$(373,041)	$280,539
Plus: Amortization, Depreciation	18,588	2,122	511	93	33,516	54,830
Plus: Stock-based compensation	—	—	—	—	20,494	20,494
Plus: Special Items
Acima equity consideration vesting	—	—	—	—	127,060	127,060
Acima acquired assets depreciation and amortization (1)	—	87,455	—	—	13,239	100,694
Acima transaction costs	—	—	—	—	17,680	17,680
Legal settlement reserves	—	—	—	—	17,500	17,500
Acima integration costs	14	6,849	—	—	3,442	10,305
Hurricane impacts	1,276	148	—	—	—	1,424
Store closure costs	528	—	3	—	—	531
COVID-19 testing	293	—	—	—	—	293
State tax audit assessment reserves	—	—	—	—	161	161
Adjusted EBITDA	$469,604	$273,070	$8,372	$20,414	$(139,949)	$631,511
(1)Includes amortization of approximately $101.7 million related to the total fair value of acquired intangible assets, incremental depreciation of approximately $13.2 million related to the fair value increase over net book value for acquired software assets, and a depreciation credit adjustment of approximately $(14.2) million related to a step-down of estimated fair value below net book value for acquired lease merchandise.

Reconciliation of net cash provided by operating activities to free cash flow:

Table 20	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2022	2021	2022		2021
Net cash provided by operating activities	$56,377	$66,094	$468,460	468460000	$392,298
Purchase of property assets	(11,951)	(16,574)	(61,387)		(62,450)
Free cash flow	$44,426	$49,520	$407,073		$329,848